EXHIBIT 10.3
RIGHT OF FIRST REFUSAL AGREEMENT

This Right of First Refusal and Related Rights Agreement (this “Agreement”) entered into on March __, 2009 to be effective as of the Effective Date (as defined below), is by and between Vertex Holdings, L.P. (formerly Vertex Energy, L.P.), a Texas limited partnership (“Vertex LP”), VTX, Inc. (“VTX”), Benjamin P. Cowart, an individual (“Cowart”), and Vertex Energy, Inc., a Nevada corporation (“Vertex Nevada”), each sometimes referred to herein as a “Party,” and collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, on or about May 19, 2008, World Waste Technologies, Inc., a California corporation (“WWT”), Vertex LP, Cowart, Vertex Nevada and Vertex Merger Sub, LLC, a California limited liability company, entered into an Amended and Restated Agreement and Plan of Merger (as amended and extended from time to time, the “Merger Agreement”), which Merger Agreement is incorporated herein by reference;

WHEREAS, pursuant to Section 5.25 of the Merger Agreement, Vertex Nevada was granted a “Right of First Refusal and Related Rights;” and

WHEREAS, the Parties desire to memorialize the terms and conditions of the Right of First Refusal and Related Rights contained in Section 5.25 of the Merger Agreement.

NOW, THEREFORE, in consideration for the promises and pledges contained below and other good and valuable consideration, which consideration the Parties acknowledge receipt of, and the premises and the mutual covenants, agreements, and considerations herein contained, the Parties hereto agree as follows:

1.      Right of First Refusal.

1.1
In consideration of the agreements and covenants set forth herein above and below and set forth in the Merger Agreement, the sufficiency of which is hereby acknowledged and confessed, the Parties agree that Vertex Nevada is granted a right of first refusal to match any third party offer to purchase the securities of any Cowart Party (as defined below) owned by Vertex LP or VTX, and/or any assets of any Cowart Party on the terms and conditions set forth in such third party offer (the “Right of First Refusal”), only in the event that such Cowart Party desires to accept such third party offer.  A “Cowart Party” shall be defined throughout this Agreement as one or more of the following: Cross Road Carriers, Vertex Recovery (or its subsidiaries), Cedar Marine Terminals, LP, Vertex Residual Management Group, LP, Vertex Green, LP, or any other entity which is majority owned or controlled by Cowart or Vertex LP.  Such Right of First Refusal shall have the following terms, rights and conditions:

1.1.1
Notice of Offer.  Within Forty-Eight (48) hours of the receipt of a third party offer to purchase all or any substantial part of the securities of any Cowart Party owned by Vertex LP or VTX, or any of the assets of any Cowart Party (an “Offer”), Vertex LP shall (a) deliver to Vertex Nevada a written notice (the “Notice”) stating: (i) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (ii) the name of the Cowart Party entity(ies) or assets that the Proposed Transferee has offered to purchase (the “Subject Entities”); (iii) the bona fide cash price or other consideration for which the Proposed Transferee has offered to purchase the Subject Entities and the timing and terms of the payment of any such consideration (the “Offered Price”); and (iv) the material terms and conditions of the proposed purchase (the “Offer Terms”); (b) shall deliver a copy of any correspondence, agreements, term sheets or letter of intents received in connection with the proposed offer to purchase; and (c) shall deliver a copy of any such correspondence, agreements, term sheets or letter of intents to Vertex Nevada’s Related Party Transaction Committee.

1.1.2
Exercise of Right of First Refusal.  At any time within thirty (30) days after receipt of the Notice and written notice from Vertex LP or such Cowart Party of its desire to accept the Offer, Vertex Nevada may, by giving written notice to Vertex LP, elect to purchase the Subject Entities proposed to be sold to the Proposed Transferees, at the Purchase Price and on the terms and conditions described below (the “Vertex Notice”).

1.1.3
Purchase Price.  The purchase price (“Purchase Price”) for the Subject Entities purchased by Vertex Nevada shall be the Offered Price, and the terms and conditions of the transfer shall be identical in all material respects to the Offer Terms (the “Terms”).  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Parties in good faith, and the Purchase Price shall be payable by Vertex Nevada (a) solely in cash; or (b) in cash and securities of Vertex Nevada, as agreed by the mutual consent of Vertex LP and Vertex Nevada.  If such consideration is unable to be determined by the Parties in good faith, the value of the non-cash consideration provided for in the Terms shall be determined by the valuation of an agreed upon third party valuation specialist in its sole determination, with any costs of such valuation being paid by Vertex Nevada.  Payment of the Purchase Price shall be made by Vertex Nevada after delivery of the written notice by Vertex Nevada as set forth in Section 1.1.2 and after adequate due diligence by Vertex Nevada, which payment date shall not exceed sixty (60) days from the date the Vertex Notice is provided by Vertex Nevada to Vertex LP.

1.1.4
Right to Sell Subject Entities.  If any of the Subject Entities proposed in the Notice to be sold to a given Proposed Transferee are not purchased by Vertex Nevada, then such may be sold or otherwise transferred to such Proposed Transferees at the Offered Price in connection with and pursuant to the Offer Terms, provided that such sale or other transfer is consummated within sixty (60) days after the date of the Notice.  If the Subject Entities described in the Notice are not sold or transferred to the Proposed Transferee within such Sixty (60) day period, a new Notice shall be given to Vertex Nevada, and Vertex Nevada shall again be offered the Right of First Refusal as provided above, before any Subject Entities may be sold or otherwise transferred to any third party.

2.	Option.

2.1
In consideration of the agreements and covenants set forth herein above and below and set forth in the Merger Agreement, the sufficiency of which is hereby acknowledged and confessed, the Parties agree that Vertex Nevada is granted an option (the “Option”), which can be exercised in Vertex Nevada’s sole discretion, to purchase all or any part thereof of the outstanding stock or other ownership interests of any Cowart Party owned by Vertex LP or VTX, under the following terms and conditions:

2.1.1
Option Date and Exercise of Option.  The Option shall be exercisable after the expiration of eighteen (18) months following the closing date of the Merger Agreement (the “Closing” and the “Option Date”).  The Option shall be exercisable at any time following the Option Date in the sole discretion of the majority vote of the Related Party Transaction Committee (as defined in Section 5.24 of the Merger Agreement).  If the Related Party Transaction Committee elects to exercise the Option, it shall give written notice (the “Option Notice”) to Vertex LP and/or VTX, disclosing its election, and describing such outstanding stock or other ownership interests of such Cowart Parties that it desires to purchase (the “Subject Stock”).

2.1.2
Option Price.  The purchase price for the Subject Stock purchased by Vertex Nevada shall be determined by an independent third-party evaluation and appraisal (the “Appraisal”) of the fair market value of such Subject Stock based on the value of the Cowart Party(ies) and/or other relevant factors deemed necessary (the “Option Price”).  Such Appraisal shall be performed by an unaffiliated independent appraiser (the “Appraiser”), which Appraiser shall be mutually agreed upon by Vertex Nevada and Vertex LP (and/or VTX in the event the Option as exercised relates to the ownership of interests held by VTX).  Nothing in this Section 2.1.2 shall prohibit any party from obtaining any additional appraisals at their own cost and expense, which additional appraisals shall have no effect on the Appraisal or the Option Price.  Payment of the Option Price shall be made by Vertex Nevada in cash within thirty (30) days after delivery of the Option Notice as set forth in Section 2.1.1 (or, if the Appraisal has not yet been determined, within five (5) business days of the date such Appraisal is determined), or as otherwise agreed by the mutual agreement of each Party.

2.1.3
Non-Shop Provision.  No Cowart Party shall be able to offer for sale the Subject Stock to any party after receiving an Option Notice, unless the proposed purchase of the Subject Stock pursuant to any Option Notice is not consummated within one hundred and twenty (120) days of the date such Option Notice is received.

2.1.4
Purchase Outside of Options.  Nothing in this Section 2 of the Agreement shall prevent Vertex Nevada from purchasing any or all of the interests in any Cowart Party prior to the Option Date on terms mutually agreeable to Vertex Nevada and such Cowart Party, provided however that any such transaction includes an analysis by the Related Party Transaction Committee, which may include a fairness opinion opining as to the fairness of the transaction to Vertex Nevada.

3.	Benjamin P. Cowart Right to Terminate Right of First Refusal and Option.

3.1
Notwithstanding the foregoing terms and conditions in Section 1 and Section 2 of this Agreement, each Party to this Agreement warrants, understands, acknowledges and agrees that the Right of First Refusal and the Option shall remain in effect only so long as Benjamin P. Cowart is employed by Vertex Nevada as the Chief Executive Officer of Vertex Nevada pursuant to the terms of an Employment Agreement substantially similar to the Employment Agreement Mr. Cowart will enter into with Vertex Nevada at Closing of the Merger Agreement, which has an initial five (5) year term (the “Employment Agreement”), or any subsequent Employment Agreement or understanding substantially similar to the Employment Agreement.  As such, if Mr. Cowart’s employment with Vertex Nevada should terminate for any reason (including Mr. Cowart’s resignation from Vertex Nevada), this Agreement, including the Option and the Right of First Refusal shall immediately terminate upon the termination of Mr. Cowart’s employment.  If Vertex Nevada should be in the process of purchasing any Subject Entities and/or any Subject Stock at the time that Mr. Cowart’s employment with Vertex Nevada terminates, such transaction(s) shall not be validly effected unless the termination of Mr. Cowart’s employment occurs after such time as full payment from Vertex Nevada for the purchase of any Subject Stock pursuant to the Option is received and/or full payment from Vertex Nevada for the purchase of any Subject Entity pursuant to the Right of First Refusal is received, unless otherwise agreed by Mr. Cowart.

4.	Effectiveness and Term.

4.1           This Agreement shall be effective as of the Closing (the “Effective Date”).

4.2	Subject to Section 3, above, this Agreement shall remain in full force and effect as long as Mr. Cowart is employed by Vertex Nevada as Chief Executive Officer.

5.	Miscellaneous.

5.1
Capacity and Authorization.  The Parties to this Agreement further represent that they have read it in full before its execution and that they fully understand the meaning, operation and effect of its terms.  Each individual signing this Agreement warrants and represents that he, she, or it has the full authority and is duly authorized and empowered to execute this Agreement on behalf of the Party for which it signs.

5.2	Consideration. Each Party represents that it has received valid consideration as a result of the terms and conditions of this Agreement, from another Party which has executed this Agreement below.

5.3	Section Headings. Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

5.4	Waiver. No failure on the part of any Party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

5.5
No Presumption from Drafting. This Agreement has been negotiated at arm's-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties.

5.6
Voluntary Execution of Agreement. Each Party to this Agreement represents and acknowledges that it has freely and voluntarily executed this Agreement after independent investigation and without fraud, duress, or undue influence, with the full understanding of the legal and binding effect of this Agreement.

5.7
Binding Effect.  This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, successors, assigns, directors, officers, agents, employees and personal representatives.

5.8
Modification.  No modification or amendment of this Agreement shall be effective unless such modification or amendment shall be in writing and signed by all Parties hereto.  Notwithstanding any provision herein to the contrary, the Parties agree that Vertex Nevada shall not agree to terminate or amend this Agreement without having first obtained the written consent of the Related Party Transaction Committee of Vertex Nevada’s Board of Directors.

5.9
Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties in connection with the subject matter hereof.

5.10
Interpretation.  The interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.  Whenever used herein, the singular number shall include the plural, the plural shall include the singular and the use of any gender shall be applicable to all genders.  If any provision of this Agreement shall be adjudged invalid or unenforceable pursuant to its terms, such provision shall remain in effect and be enforced as strictly as possible to allow such provision to be valid and enforceable.

5.11	Faxed Signatures. For purposes of this Agreement a faxed signature shall constitute an original signature.

5.12
Execution.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and such counterparts taken together shall constitute but one and the same Agreement.  A photocopy of this Agreement shall be effective as an original for all purposes.

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IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have executed this Agreement as of the dates written below to be effective as of the Effective Date.

Dated: March __, 2009	VTX, Inc., a Texas Corporation By: /s/ Benjamin P. Cowart Name: Benjamin P. Cowart Title: President
Dated: March __, 2009	Vertex Energy, Inc., a Nevada corporation By: /s/ Benjamin P. Cowart Name: Benjamin P. Cowart Title: President
Dated: March __, 2009	/s/ Benjamin P. Cowart Benjamin P. Cowart, individually
Dated: March __, 2009
Vertex Holdings, L.P.
(formerly Vertex Energy, L.P.),
a Texas limited partnership
By VTX, Inc., a Texas corporation,
its General Partner

By:  /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President